Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

As previously disclosed, on October 6, 2015, VASCO Data Security International, Inc. (“VASCO”) and 685102 N.B. Inc., a wholly-owned subsidiary of VASCO (“Purchaser” and, together with VASCO, the “Purchaser Parties”), entered into an Arrangement Agreement (the “Arrangement Agreement”), providing for the acquisition (the “Acquisition”) by VASCO through Purchaser of Silanis Technology Inc. (“STI”) for an aggregate purchase price of $85.0 million, subject to adjustment as provided in the Arrangement Agreement and discussed below (the “Purchase Price”). On November 25, 2015 (the “Closing Date”), the Acquisition closed in accordance with the Arrangement Agreement.

The Acquisition was effected by means of a statutory plan of arrangement under the federal laws of Canada. As part of the arrangement, STI amalgamated with its affiliates, Silanis International Limited (“SIL”) and Silanis Canada Inc. (“SCI” and together with STI and SIL, the “Silanis Companies”), forming a new corporate entity named Silanis Technology Inc. (“Silanis”). Purchaser then acquired all of the issued and outstanding shares of Silanis for the Purchase Price in accordance with, and subject to, the terms and conditions of the Arrangement Agreement. The preliminary Purchase Price of $75.0 million includes an adjustment of $10.0 million based on an estimate of working capital and net indebtedness as of the closing date compared to target amounts and could be further adjusted based on post-closing reconciliation of such amounts to actual amounts. A portion of the Purchase Price representing specified indemnification and adjustment escrows and an expense reserve holdback were deposited with certain agents in escrow at closing.

The Arrangement Agreement contains customary representations, warranties and covenants of the parties to the Arrangement Agreement. Pursuant to the Arrangement Agreement, the shareholders and optionholders of STI and SIL (the “Securityholders”) have agreed to indemnify the Purchaser Parties, and the Purchaser Parties have agreed to indemnify the Securityholders, for adverse consequences resulting from breaches of representations, warranties and covenants (subject to limitations set forth in the Arrangement Agreement).

The following unaudited pro forma condensed consolidated financial information combine the historical financial information of VASCO and Silanis. The unaudited pro forma condensed consolidated balance sheet at September 30, 2015 gives effect to the acquisition as if the acquisition had been consummated at that date. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2014 and the nine months ended September 30, 2015 are presented as if the acquisition had been completed on January 1, 2014. The unaudited pro forma condensed consolidated financial statements were prepared using the acquisition method of accounting and also in accordance with Article 11 of Regulation S-X.

The unaudited pro forma condensed consolidated financial information should be read in conjunction with the accompanying notes.

The unaudited pro forma condensed consolidated financial information presented below is based on, and should be used in conjunction with (i) VASCO’s historical audited consolidated financial statements, and related notes thereto, for the year ended December 31, 2014, included in VASCO’s Annual Report on Form 10-K for the year ended December 31, 2014, (ii) VASCO’s historical unaudited condensed consolidated financial statements, and related notes thereto, for the nine months ended September 30, 2015 and 2014, included in the VASCO’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2015, and (iii) the historical audited financial statements and consolidated financial statements, and related notes thereto, of STI and SIL, respectively, for the year ended December 31, 2014 and, STI and SIL historical unaudited financial statements and consolidated financial statements, respectively, for the nine months ended September 30, 2015 included as Exhibit 99.2 and Exhibit 99.3 to this Form 8-K.

Historical consolidated financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the transaction, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results.

The unaudited pro forma condensed consolidated financial information does not reflect the realization of potential cost savings, or any related restructuring, integration costs, or transition costs that may result from the transaction. These unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the results of operations that would have been achieved had the transaction actually taken place at the dates indicated and do not purport to be indicative of future financial position or operating results.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

as of September 30, 2015

(in thousands)

	VASCO Historical	Silanis Historical	Pro Forma Adjustments	Notes	Pro Forma
ASSETS
Current assets
Cash and equivalents	$144,002	$1,200	$(82,094)	a.	$63,108
Short term investments	39,977	100			40,077
Accounts receivable, net	36,867	3,333			40,200
Inventories	21,902	0			21,902
Prepaid expenses	2,330	655			2,985
Foreign sales tax receivable	444	0			444
Deferred income taxes	225	0			225
Other current assets	985	3,408			4,393

Total current assets	246,732	8,696	(82,094)		173,334

Property and equipment, net	2,621	416			3,037
Goodwill, net of accumulated amortization	21,060	0	60,331	e.	81,391
Intangible assets, net of accumulated amortization	9,556	0	30,000	b.	39,556
Other assets, net of accumulated amortization	6,671	14			6,685

Total assets	$286,640	$9,126	$8,237		$304,003

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$4,357	$1,507	$—		$5,864
Deferred revenue	19,001	5,499	(4,000)	c.	20,500
Accrued wages and payroll taxes	8,026	2,230			10,256
Income taxes payable	2,840	0	(1,786)	g.	1,054
Other accrued expenses	7,628	367	1,400	d.	9,395
Liabilities of discontinued operations	84	0			84
Loans Payable	—	2,125			2,125

Total current liabilities	41,936	11,728	(4,386)		49,278

Deferred income taxes	77	—	10,500	d.	10,577
Other long-term liabilities	39	2,837			2,876

Total liabilities	42,052	14,565	6,114		62,731

Stockholders’ equity
Common stock	40	11,030	(11,030)	f.	40
Additional paid-in capital	84,769	27,014	(27,014)	f.	84,769
Accumulated income	164,553	(43,581)	40,265	f. g.	161,237
Accumulated other comprehensive income	(4,774)	98	(98)	f.	(4,774)

Total stockholders’ equity	244,588	(5,439)	2,123		241,272

Total liabilities and stockholders’ equity	$286,640	$9,126	$8,237		$304,003

See accompanying notes to unaudited pro forma condensed consolidated financial information.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Nine Months Ended September 30, 2015

(in thousands, except per share data)

	VASCO Historical	Silanis Historical	Pro Forma Adjustments	Notes	Pro Forma
Revenue	$190,555	$12,765			$203,320

Cost of goods sold	78,111	2,983			81,094

Gross profit	112,444	9,782	—		122,226

Operating costs:					—
Sales and marketing	28,616	8,434			37,050
Research and development	13,465	4,302	1,021	k.	18,788
General and administrative	21,730	2,682	(711)	j.	23,701
Amortization of purchased intangible assets	3,348	—	4,545	h.	7,893

Total operating costs	67,159	15,418	4,855		87,432

Operating income	45,285	(5,636)	(4,855)		34,794

Interest income, net	284	(32)			252
Other income (expense), net	(28)	(213)			(241)

Income from continuing operations before income taxes	45,541	(5,881)	(4,855)		34,805
Provision for income taxes	6,831		(1,699)		5,132

Net income from continuing operations	$38,710	$(5,881)	$(3,156)		$29,673

Net income from continuing operations per share:
Basic income (loss) per share	$0.97				$0.75
Diluted income (loss) per share	$0.97				$0.75

Weighted average common shares outstanding:
Basic	39,563				39,563

Diluted	39,711				39,711

See accompanying notes to unaudited pro forma condensed consolidated financial information.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2014

(in thousands, except per share data)

	VASCO Historical	Silanis Historical	Pro Forma Adjustments	Notes	Pro Forma
Revenue	$201,537	$10,370	(4,000)	i.	$207,907

Cost of goods sold	73,771	3,669			77,440

Gross profit	127,766	6,701	(4,000)		130,467

Operating costs:					—
Sales and marketing	43,362	8,063			51,425
Research and development	19,497	3,208	1,588	k.	24,293
General and administrative	22,287	2,618			24,905
Amortization of purchased intangible assets	4,532	—	6,060	h.	10,592

Total operating costs	89,678	13,889	7,648		111,215

Operating income	38,088	(7,188)	(11,648)		19,252

Interest income, net	118	(130)			(12)
Other income (expense), net	(286)	(88)			(374)

Income from continuing operations before income taxes	37,920	(7,406)	(11,648)		18,866
Provision for income taxes	5,309		(4,077)		1,232

Net income from continuing operations	$32,611	$(7,406)	$(7,571)		$17,634

Net income from continuing operations per share:
Basic income (loss) per share	$0.83				$0.45
Diluted income (loss) per share	$0.83				$0.45

Weighted average common shares outstanding:
Basic	39,337				39,337

Diluted	39,499				39,499

See accompanying notes to unaudited condensed consolidated financial information.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

(in thousands, except per share data)

1. Basis of Presentation

The unaudited pro forma condensed combined consolidated financial information presented here is based on the historical consolidated financial information of VASCO and Silanis. The unaudited pro forma condensed consolidated operations for the nine months ended September 30, 2015 and year ended December 30, 2014 assume the Acquisition occurred January 1, 2014. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2015 assumes the Acquisition was completed on that date.

Pro forma adjustments reflected in the unaudited pro forma condensed consolidated balance sheet are based on items that are directly attributable to the proposed Acquisition and factually supportable. Pro forma adjustments reflected in the unaudited pro forma condensed consolidated statements of operations are based on items directly attributable to the proposed Acquisition, factually supportable, and expected to have a continuing impact on VASCO.

Historical financial information of Silanis represents the combination of STI and SIL. Inter-company transactions are eliminated. The functional currency of STI is U.S. Dollars. The functional currency of SIL is British Pounds. Assets and liabilities of SIL are translated into U.S. Dollars using currency exchange rates as of the balance sheet date. Revenue and expenses are translated at average exchange rates prevailing during the period.

Certain historical financial information of Silanis been adjusted to conform to the historical presentation in VASCO’s consolidated financial statements for purposes of preparation of the unaudited pro forma condensed consolidated financial information

At this time, VASCO has not completed detailed valuation analyses to determine the fair values of Silanis’ assets and liabilities. Accordingly, the unaudited pro forma condensed consolidated financial information includes a preliminary allocation of the purchase price based on assumptions and estimates that, while considered reasonable under the circumstances, are subject to changes, which may be material. Additionally, VASCO has not yet completed its due diligence necessary to identify all of the adjustments required to conform Silanis’ accounting policies to VASCO’s or to identify other items that could significantly impact the purchase price allocation or the assumptions and adjustments made in preparation of this unaudited pro forma condensed consolidated financial information. Upon completion of detailed valuation analyses, there may be additional increases or decreases to the recorded book values of Silanis’ assets and liabilities, including, but not limited to, technology, non-compete agreements, customer relationships, patents, trademarks and other intangible assets that will give rise to future amounts of depreciation and amortization expense that are not reflected in the information contained in this unaudited pro forma condensed consolidated financial information. Accordingly, once the necessary due diligence has been completed and the purchase price allocation has been completed, actual results may differ materially from the information presented in this unaudited pro forma condensed consolidated financial information. Additionally, the unaudited pro forma condensed consolidated statements of operations do not reflect the cost of any integration activities or benefits from the Acquisition and synergies that may be derived from any integration activities, both of which may have a material effect on the consolidated results of operations in periods following the completion of the Acquisition.

2. Transaction Summary

The Acquisition is accounted for as a business acquisition using the acquisition method accounting in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic No. 805, “Business Combinations,” whereby the net assets acquired are recognized based on their estimated fair values on the acquisition date.

The preliminary purchase price, subject to adjustment in accordance with the Arrangement Agreement, consisted of cash paid at closing from funds on hand of $75,000.

The table below shows estimated fair value of net assets acquired and liabilities assumed.

Estimated Net Assets Acquired and Liabilities Assumed as of the Closing Date:
Tangible assets and liabilities
Cash	$514
Accounts receivable, net	4,471
Other current assets	4,234
Property and equipment	416
Current liabilities	(16,896)
Other non-current liabilities	(8,070)
Intangible assets	30,000
Goodwill	60,331

Net assets acquired	$75,000

The Arrangement Agreement provides for the Acquisition of Silanis by VASCO for an aggregate purchase price of $85,000, subject to adjustment as provided in the Arrangement Agreement. The preliminary Purchase Price includes an adjustment of $10,000 based on an estimate of working capital and net indebtedness as of the Closing Date compared to target amounts and could be further adjusted based on post-closing reconciliation of such amounts to actual amounts.

A portion of the Purchase Price representing specified indemnification and adjustment escrows were deposited with certain agents in escrow at closing. The Arrangement Agreement contains customary representations, warranties and covenants of the parties to the Arrangement Agreement. Amounts due to VASCO or payable by VASCO could be significant and may impact consideration.

The excess of purchase consideration over net assets assumed was recorded as goodwill, which represents the strategic value assigned to Silanis, including expected benefits from synergies resulting from the acquisition, as well as the knowledge and experience of the workforce in place. In accordance with applicable accounting standards, goodwill is not amortized and will be tested for impairment at least annually, or more frequently, if certain indicators are present.

Based on the preliminary results of the acquisition valuation, VASCO has allocated $30,000 of the purchase price to identifiable intangible assets. The following table summarizes the major classes of intangible assets, the respective weighted-average amortization periods, and pro forma amortization:

	Estimated Weighted- Average Amortization Period (Years)	Estimated Fair Value	Pro Forma Amortization
			Nine months ended September 30, 2015	Year ended December 31, 2014
		(000s)	(000s)	(000s)
Identifiable Intangible Assets
Trademarks and tradenames	2.0	$200	$75	$100
Technology	5.0	29,000	4,350	5,800
Patents	5.0	100	15	20
Non-compete agreements	5.0	300	45	60
Customer Relationships	5.0	400	60	80

		$30,000	$4,545	$6,060

The fair values of assets acquired and liabilities assumed are based on preliminary estimates of fair values as of the acquisition date. Management believes the fair values recognized for the assets acquired and liabilities assumed are based on reasonable estimates and assumptions. Preliminary fair value estimates may change as additional information becomes available. There can be no assurance that the final determination will not result in material changes from these preliminary amounts. Amounts preliminarily allocated to intangible assets and goodwill may change significantly, and amortization methods and useful lives may differ from the assumptions that have been used in this unaudited pro forma condensed consolidated financial information, any of which could result in a material change in operating expenses.

3. Pro Forma Adjustments

The unaudited pro forma condensed consolidated balance sheet includes adjustments made to historical financial information that were calculated assuming the Acquisition had been completed as of September 30, 2015. Unaudited pro forma adjustments are based upon available information and certain assumptions believed to be reasonable under the circumstances. The adjustments reflect preliminary estimates of the purchase price allocation, which may change upon finalization of appraisals and other valuation studies in process.

The unaudited pro forma condensed consolidated statements of operations include adjustments made to historical financial information calculated assuming the Acquisition was completed as of January 1, 2014. The unaudited pro forma condensed consolidated financial information does not include the impact of potential cost savings or other operating efficiencies that could result from the Acquisition.

Income tax impacts resulting from pro forma adjustments were calculated utilizing the statutory income tax rate of 35% for the nine months ended September 30, 2015 and year ended December 31, 2014.

The following adjustments are reflected in the unaudited pro forma condensed consolidated financial information:

Unaudited Pro Forma Condensed Consolidated Balance Sheet

a.	To reflect cash consideration of $75,000, transaction costs of $5,102, and preliminary working capital adjustments of $1,992.

b.	To reflect estimated fair value adjustment for acquired identifiable intangible assets of $30,000 discussed above in Note 2.

c.	To reflect estimated fair value adjustment of $4,000 for acquired deferred revenue.

d.	To reflect estimated deferred income tax liability of $11,900 resulting primarily from fair value adjustment for acquired identifiable intangible assets and fair value adjustment for acquired deferred revenue.

e.	To reflect estimated goodwill of $60,331 resulting from the Acquisition.

f.	To eliminate Silanis historical stockholders’ equity accounts of $5,439.

g.	To reflect transaction costs of $5,102, net of estimated tax of $1,786 incurred subsequent to September 30, 2015.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

h.	To reflect estimated amortization of acquired identifiable intangible assets as discussed above in Note 2.

i.	To reflect estimated amortization of fair value adjustment for acquired deferred revenue of $4,000 over the estimated weighted average contract period of less than one year.

j.	To eliminate non-recurring transaction expenses of $711 and estimated tax of $249 incurred in the nine months ended September 30, 2015. There were no transaction expenses incurred by VASCO or Silanis during the year ended December 31, 2014.

k.	To reverse the benefit of refundable tax credits of $1,021 and $1,588 for the nine months ended September 31, 2015 and year ended December 31, 2014, respectively. The eligibility for certain refundable tax credits is impacted by the status of the acquired entities following the Acquisition.